UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

Industrial Income Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54372	27-0477259
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Chicago Industrial Portfolio

On May 4, 2011, Industrial Income Trust Inc. (the “Company”) entered into a definitive agreement to acquire a 100% fee interest in nine industrial buildings aggregating approximately 1.4 million square feet on 108.8 acres located in Chicago, Illinois (the “Chicago Industrial Portfolio”). In June 2011, the Company, through one of its wholly-owned subsidiaries, had completed the acquisition of six of the nine industrial buildings of the Chicago Industrial Portfolio. On August 4, 2011, the Company, through one of its wholly-owned subsidiaries, completed the acquisition of one of the three remaining industrial buildings in the Chicago Industrial Portfolio, aggregating approximately 82,000 square feet on 4.5 acres (the “Building”). The Company expects to complete the acquisition of the remaining two buildings of the Chicago Industrial Portfolio during the third quarter of 2011.

The sellers of the Building, JES Argonne Bridge, LLC and Argonne Bridge, LLC, are not affiliated with the Company or its affiliates.

The Building is approximately 85% leased to four tenants with an average remaining lease term (based on square feet) of 4.2 years. All four tenants individually lease more than 10% of the rentable area of the Building, as described below:

•

Components Express, Inc., a manufacturer of custom cable products, network patch panels, and electronic components, leases approximately 24,000 square feet, or approximately 29% of the aggregate rentable area, under a lease that expires in November 2015 with one option to extend the lease for a period of five years. The annual base rent under the lease is currently approximately $149,000 and is subject to annual rent escalations of approximately 2.5% beginning in August 2013.

•

The Goodyear Tire & Rubber Company, a manufacturer of tires for the transportation industry, leases approximately 19,000 square feet, or approximately 23% of the aggregate rentable area, under a lease that expires in June 2017 with no options to extend the lease. The annual base rent under the lease is currently approximately $98,000 and is subject to annual rent escalations of approximately 2.0% beginning in July 2012.

•

Midwest Office Interiors, Inc., a full-service office furniture dealership, leases approximately 16,000 square feet, or approximately 19% of the aggregate rentable area, under a lease that expires in April 2015 with one option to extend the lease for a period of five years. The annual base rent under the lease is currently approximately $155,000 and is subject to annual rent escalations of approximately 2.25% beginning in January 2012.

•

ForTec Medical, Inc., a provider of medical equipment, specializing in surgical laser services, leases approximately 11,000 square feet, or approximately 14% of the aggregate rentable area, under a lease that expires in June 2013 with no options to extend the lease. The annual base rent under the lease is currently approximately $71,000, with no further escalations remaining.

The total purchase price for the Building was approximately $6.4 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. Pursuant to the terms of an amended and restated advisory agreement, dated as of May 14, 2010 and as extended to December 16, 2011, by and among the Company, Industrial Income Operating Partnership LP, and Industrial Income Advisors LLC (the “Advisor”), the Company paid an acquisition fee of approximately $64,000 to the Advisor, equal to 1.0% of the purchase price of the Building. The Company funded the acquisition using proceeds from its public offering and debt financing obtained by the Company, which is described under Item 2.03 of this Current Report on Form 8-K.

The Chicago Industrial Portfolio will be managed by HSA Commercial Real Estate, Inc.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Additional Debt Secured by the Chicago Industrial Portfolio

On August 4, 2011, the Company, through one of its wholly-owned subsidiaries, assumed a $6.2 million fixed rate loan agreement with Prudential Mortgage Capital Company, LLC in order to fund a portion of the acquisition of the Building. The loan has a fixed interest rate of 5.61%, requires monthly payments of principal and interest, and has a contractual maturity of June 5, 2017. The loan is secured by a mortgage, deed to secure debt, or deed of trust, as applicable, and related assignments and security interests in the Building.

Item 9.01.	Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. With respect to the acquisition described in this Current Report on Form 8-K, the registrant hereby undertakes to file any financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than October 20, 2011.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the lease terms, the terms of the loan assumed in connection with the acquisition of the Building, and the potential acquisition of the remaining two buildings in the Chicago Industrial Portfolio) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, those risks set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended or supplemented by the Company’s other filings with the Securities and Exchange Commission. Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL INCOME TRUST INC.

August 10, 2011	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer and Treasurer